EXHIBIT 2.1

================================================================================




                                      ASSET

                               PURCHASE AGREEMENT

                                      AMONG

                 IMAGINATION PLUS CHILD DEVELOPMENT CENTER, INC.

                                       AND

                          CHILDREN, S WONDERLAND, INC.

                                 AUGUST I, 1997



================================================================================

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into effective as of August 1, 1997 by and among IMAGINATION PLUS CHILD DEVELOPMENT CENTER, INC., a California corporation ("Purchaser"), on the one hand, and CHILDREN'S WONDERLAND, INC., a California corporation, (hereinafter "Seller").

                                    RECITALS

     A. Seller is the owner and operator of certain licensed child care centers located in California and Colorado which do business under the name "Children's Wonderland, Inc." at the California locations listed on Schedule A-1 attached hereto ("California Centers") and the Colorado locations listed on Schedule A-2 attached hereto ("Colorado Centers").

     B. Purchaser desires to purchase, and Seller desires to sell to Purchaser, all upon the terms and conditions hereinafter set forth, all of the business, properties and assets of the California Centers and the Colorado Centers.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration had and received, the parties agree as follows:

                                   ARTICLE I
                  TRANSFER OF ASSETS. ASSUMPTION OF LIABILITIES

     1.1 TRANSFER OF ASSETS. On the terms and subject to the conditions in this Agreement and on the Closing Date (as hereinafter defined), Seller will convey, transfer, assign and deliver to Purchaser all of the business, properties and assets of the California Centers and the Colorado Centers, wherever located, tangible or intangible, (collectively, the "Subject Assets") with the exception of the "Excluded Assets" as defined in Section 1.2 below. For purposes of this Agreement, the California Centers and the Colorado Centers are hereinafter sometimes collectively referred to as the "Centers".

          Without limiting the generality of the foregoing, the Subject Assets shall include:

          (a) all personal property, inventory, and equipment in accordance with lists previously furnished to Seller, and vehicles described on Schedule 1.1 located at or relating to the business of each of the Centers;

          (b) all of Seller's interest in all real property leases;

          (c) all customer lists, student contracts, toys and games and teaching materials and related aids not proprietary to Seller located and/or used at each of the Centers;

          (d) all books and records, including all computer programs (with the exception of the software known as "office center"), relating to the Seller's business at each of the Centers;

          (e) all accounts receivable attributable to the Centers after the Closing Date and prepaid deposits for services after the Closing Date;

          (f) the goodwill of the business for each of the Centers except that Purchaser shall have no right to use the name Children's Wonderland in connection with the operation of the Centers.

     1.2 EXCLUDED ASSETS. There shall be excluded from the Subject Assets being purchased hereunder all of the following assets of Seller as of the Closing (the "Excluded Assets"). Seller's cash, and accounts receivable attributable to services provided by Seller prior to the Closing Date, and those assets, if any, listed on Schedule 1.2.

     1.3 ASSUMPTION OF LIABILITIES. Purchaser shall assume and be responsible for only those obligations and liabilities of Seller listed in Schedule 1.3 (the "Assumed Obligations"). Purchaser has negotiated or will seek to negotiate new real estate lease agreements for any or all of the Centers, provided however, in the event new lease agreements cannot be consummated to Purchaser's satisfaction, Purchaser agrees to accept an assignment of the leases in their present condition. Seller agrees to cooperate with Purchaser in obtaining each Landlord's consent to an assignment of the respective leases. Seller will continue to be responsible for all of its obligations and liabilities, except for the Assumed Obligations, whether they are known or unknown and whether they arise prior to, in connection with, or subsequent to the Closing Date and Seller will promptly pay and perform each such obligation and liability as it becomes due ("Seller's Obligations"). Without limiting the generality of the foregoing, Seller's obligations shall include any and all problems, complaints and/or credits relating to Seller's operation of the Centers prior to the Closing Date. Purchaser will use reasonable efforts to assist Seller in resolving any and all such issues at Seller's expense.

     1.4 METHOD OF CONVEYANCE AND TRANSFER OF SUBJECT ASSETS. The conveyance, transfer and delivery of the Subject Assets will be effected by appropriate bills of sale, endorsements, transfers, assignments and other instruments, all in such form as Purchaser reasonably requests, vesting in Purchaser, or any designated affiliate of Purchaser, good and marketable title to the Subject Assets, free and clear of any and all covenants, agreements, leases, conditions, easements, liens, charges, security interests, title retention instruments, adverse claims or interests, or other title defects, contractual defaults or restrictions of any kind or nature whatsoever except for the Assumed Liabilities (collectively, "Liens").

     1.5 FURTHER ASSURANCES. Seller, at any time and from time to time after the Closing Date, upon request of-Purchaser, will do, execute, acknowledge and deliver, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better conveying, transferring, and delivering to Purchaser, or to its successors and assigns, and for aiding and assisting in collecting and reducing to possession, all the Subject Assets.

     1.6 ACCOUNTS RECEIVABLE. Accounts receivable of Seller for services provided up to the Closing Date shall remain the property of Seller, and shall be fully billed by Seller on or immediately after the Closing Date. Purchaser shall have no responsibility for the collection of Seller's accounts receivable; provided, however, that all accounts receivable received by Purchaser after the Closing Date relating to services performed by Seller up to the Closing Date shall immediately upon the receipt thereof be paid by Purchaser to Seller.

     1.7 EMPLOYEES. Seller acknowledges and agrees that as of the Closing Date, Seller will no longer be conducting the Seller s business at the location of the Centers. Prior to the Closing Date, Seller will notify all of the employees engaged on a full or part time basis at any of the Centers, that their employment with Seller in connection with the Centers will end as of the Closing Date. Seller agrees that on or prior to the Closing Date it will pay or have paid all compensation and benefits (including all accrued sick leave, vacation pay and severance pay) owing to such employees through the Closing Date. Seller shall be responsible for giving any and all notices and complying with the provisions of the Worker Adjustment and Retraining Notification Act, if applicable. Purchaser shall have the right (but not the obligation) to hire any or all of Seller's employees who work at the Centers and Seller shall assist Purchaser in doing so.

                                   ARTICLE II
                       PURCHASE PRICE AND PAYMENT; CLOSING

     2.1 PURCHASE PRICE. As the entire consideration for the transfer and assignment by Seller of the Subject Assets, for the assumption by Purchaser of the Assumed Obligations and for the representations, warranties and covenants of Seller set forth herein, Purchaser, subject to the conditions set forth herein, shall pay to Seller the amount of Six Hundred Seventy Five Thousand and One Dollar (($675,001) in good funds. Of this amount, Six Hundred Seventy Five Thousand Dollars ($675,000) is allocated to the acquisition of the California Centers and One Dollar ($1) is allocated to the acquisition of the Colorado Centers. Should the acquisition of the California Centers and Colorado Centers occur on different Closing Dates, the amount of the cash consideration allocated to each group of Centers shall be paid at the respective Closing. Notwithstanding anything contained herein to the contrary, the consideration payable by Purchaser to Seller for the California Centers shall be in the form of (a) the cancellation of all indebtedness and obligations of Seller owing to Purchaser under that certain Promissory Note, of even date, in the face amount of $300,000.00 (regardless of the amount of interest accrued thereon), and related Security Agreement ("Seller Loan") and (b) the disbursement to Seller of the sum of $375,000 from the Client Trust Account ("Client Trust Account") of the law firm representing Purchaser in this transaction, i.e., Buchalter, Nemer, Fields & Younger whose address is set forth in Article X hereinbelow. Upon the mutual execution hereof, Seller will deposit the sum of $675,001.00 into the Client Trust Account, $300,000 of which will be used to fund the Seller Loan in accordance with Section 6.4 hereinbelow.

     2.2 SEPARATE CLOSING. Subject to satisfaction of all conditions precedent and terms set forth in -this Agreement, the Closing related to the acquisition of the California Centers shall occur as soon as possible but in no event later than one (1) business day following the date upon which the California Department of Social Services issues licenses to operate the California Centers in the name of Purchaser, and the Closing related to the acquisition of the

Colorado Centers shall occur as soon as possible but in no event later than one
(1) business day following the date upon which the Colorado equivalent of the California Department of Social Services issues licenses to operate the Colorado Centers in the name of Purchaser. The Purchaser may not acquire the California Centers without the Colorado Centers, or the Colorado Centers without the California Centers, without the prior written consent of Seller. At each Closing, Seller shall authorize the conveyance of all Subject Assets related to the respective acquired Centers and will deliver all documents related to such acquisitions called for by this Agreement. All taxes, pre-paid rents, and utility charges applicable to the Centers shall be pro-rated as of the date of closing for such Center.

     2.3 [Intentionally Omitted].

     2.4 ALLOCATION OF PURCHASE PRICE. Purchaser will allocate the Purchase Price among the Subject Assets and the Assumed Obligations in accordance with
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), based on the reasonable fair market value of each asset and the liabilities to be assumed. Purchaser will advise the Seller of the allocations when determined. Purchaser and Seller will each attach a copy of such information or forms as are required to be filed pursuant to Section 1060 of the Code to the tax returns filed covering the period in which the transfer of the Subject Assets and the Assumed Obligations occurs. Seller and Purchaser will report the sale and purchase of the Subject Assets and the assumption of the Assumed Obligations in accordance with the allocations determined by Purchaser for all federal, state and local tax purposes. Seller, and Purchaser, on the other hand, will indemnify and hold each other harmless, from and against any and all losses, liabilities and expenses, including, without limitation, attorneys' fees and additional income taxes, interest and penalties that may be incurred by the indemnified party as a result of the failure of the indemnifying party to so report the sale and purchase of the Subject Assets and the assumption of the Assumed Obligations.

     2.5 TRANSFER TAXES. All applicable sales, use and transfer taxes, if any, arising by reason of the transfer of the Subject Assets and the assumption of the Assumed Obligations under this Agreement will be borne by Seller.

     2.6 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Buchalter, Nemer, Fields & Younger, 601 South Figueroa Street, Suite 2400, Los Angeles, California 90017, on the dates specified in Section 2.2 hereinabove or such other date and time mutually agreeable to the parties (the "Closing Date"). If the sale and purchase of the California Centers and the Colorado Centers occurs on different dates, then the date for each sale shall be considered to be the Closing Date for purposes of all provisions of this Agreement. Should the sale of the California and/or the Colorado Centers not close by October 1, 1997, then the Seller may in its sole discretion terminate this Agreement upon written notice to Purchaser; provided, however, that upon such termination as to the California Centers the Seller Loan shall automatically accelerate and become due and payable.

                                  ARTICLE III
                      REPRESENTATIONS, WARRANTIES OF SELLER

     Seller, represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

     3.1 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is in good standing and qualified to conduct its business in the State of Colorado. Seller has full power and authority to carry on the Seller's business at each of the Centers as and where conducted and to own or lease and operate the Subject Assets at and where owned or leased and operated by it. Seller is duly licensed and qualified and is in good standing in the States of California and Colorado, which constitutes the only jurisdiction m which the conduct of the Seller's business at the Centers and the nature of the Subject Assets requires the Seller to be so qualified.

     3.2 AUTHORITY OF SELLER; CONSENTS. The execution, delivery and consummation of this Agreement by Seller has been duly authorized in accordance with all applicable laws and the Articles of Incorporation and Bylaws of the Seller, and as of the Closing Date no further corporate action will be necessary on the part of the Seller or the Board of Directors or shareholders of Seller to make this Agreement valid and binding on Seller and enforceable against Seller in accordance with its terms (subject to bankruptcy, insolvency, reorganization and other similar laws affecting creditors' fights generally and to genera/principles of equity). The execution, delivery and consummation of this Agreement by Seller (i) does not violate the Articles of Incorporation or Bylaws of Seller, (ii) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which Seller is a party or to which the Seller or any of its respective assets are subject or bound, (iii) will not result in the creation of any Lien upon any of the Subject Assets, and (iv) will not result in any acceleration or termination of any loan or security interest agreement to which Seller is a party or to which Seller or any of its respective assets are subject or bound. No approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by Seller for the authorization of this Agreement or the consummation by Seller of the transactions contemplated in this Agreement.

     3.3 TITLE TO ASSETS; CONDITION OF ASSET. Seller owns and possesses, and will own and possess as of the Closing Date, all right, title and interest in and to the Subject Assets free and clear of any and all Liens, with the exception of the Assumed Obligations. Seller has and will have as of the Closing Date the right, power and capacity to sell, convey, transfer, assign and deliver to Purchaser the Subject Assets free and clear of any and all Liens, with the exception of the Assumed Obligations. All tangible assets included in the Subject Assets are in Seller's possession or under its control.

     3.4 FINANCIAL STATEMENTS. Prior to the date of this Agreement, Seller provided Purchaser with the profit and loss statements relating to each of the Centers and covering the period July 31, 1996 through and including May 31, 1997, (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared in accordance with generally accepted accounting principles which have been applied on a consistent basis during the periods involved, (ii) present fairly the operations of the business of the Centers, and results of its operations, and (iii) are consistent with the books and records of Seller.

     3.5 ABSENCE OF CERTAIN CHANGES. Since May 31, 1997 (the "Balance Sheet Date") and except as otherwise disclosed by Seller to Purchaser in writing: (i) there has not been any material adverse change in the business or in the condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Seller's business conducted at the Centers, and (ii) there has not occurred any event or governmental regulation or order which could cause such a change, nor, to the knowledge of Seller, is the occurrence of any such event, regulation or order threatened. Without limiting the generality of the foregoing, since the Balance Sheet Date there has not been:

          (a) any mortgage or pledge of, or any other lien, charge or encumbrance of any kind, on any of the Subject Assets;

          (b) any sale or transfer of any assets, including the Subject Assets, or settlement, cancellation or release of any indebtedness owing to Seller in connection with the Seller's business as conducted at the Centers;

          (c) any material amendment or termination of any contract, agreement or license, to which Seller is a party in connection with the Seller's business or to which Seller or any of the Subject Assets are subject or bound;

          (d) any commitment made (through negotiations or otherwise) or any liability incurred to any labor union or similar organization of employees by Seller;

          (e) any institution by Seller of a bonus, stock option, profit-sharing, pension plan or similar arrangement or any material changes in any such existing plans;

          (f) any change in compensation, wages or benefits paid or payable to any employee of Seller who are involved in the business of the Centers;

          (g) any material adverse change in collection loss experience related to the accounts receivable arising from Seller's business conducted at the Centers;

          (h) any material loss, damage or destruction to the Subject Assets (whether or not covered by insurance);

          (i) any discharge or satisfaction by Seller of any lien, encumbrance, obligation or liability (accrued, absolute, fixed or contingent) other than those incurred in connection with the ordinary course of operations of the Seller's business; or

          (j) any transaction outside of the ordinary course of Seller's business related to the business of the Center.

     3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the Balance Sheet and trade payables incurred by Seller subsequent thereto in the ordinary course of business, including the Assumed Obligations, Seller is not obligated for, nor are any of the assets or properties of Seller comprising the Subject Assets subject to, any liabilities or adverse claims or obligations (whether accrued, absolute, contingent or otherwise). There are no facts known to Seller that might reasonably serve as a basis, in whole or in part, for any liabilities or obligations not disclosed in this Agreement or in the Financial Statements, or in the information relating to the Centers that has been disclosed to Purchaser.

     3.7 TAXES.

          (a) Seller has filed all income, franchise, sales, payroll and other tax returns and reports of every nature required to be filed by it accurately reflecting all taxes owing to the United States, or any other government (domestic or foreign) or any government subdivision, state or local, or any other taxing authority (domestic or foreign), and has paid in full or made adequate provision for the payment of all taxes and duties (including penalties and interest) for which it has or may have liability, including, without limitation, taxes payable to any jurisdiction by reason of the transfer of the Subject Assets and the assumption of the Assumed Obligations pursuant to this Agreement. There is not any unassessed tax deficiency proposed or threatened against Seller, or any of them. There are no liens on the Subject Assets as a result of any tax liabilities. There are, and after the date of this Agreement will be, no taxes owing or tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller with respect to any taxable periods ending on or before, or including, the Closing Date of any of the Centers of a character or nature that would result in Liens or claims on any of the Subject Assets or on Purchaser's title to or use of the Subject Assets, or that would result in any claim against Purchaser or the Subject Assets, now or in the future.

          (b) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local, or foreign tax return of Seller for any period. No federal income tax return of Seller has been audited by the Internal Revenue Service and no state, local or foreign taxing authority has audited any tax return or report filed by Seller.

     3.8 PREPAID DEPOSIT. Schedule 3.8 is a true, correct and complete listing of prepaid deposits for all clients attributable to the business conducted at the Centers. All such prepaid deposits shall remain the property of Seller and Purchaser shall have no obligation to compensate Seller for any such deposit unless it is actually paid or credited to Purchaser, in which case a like amount will be promptly paid by Purchaser to Seller. At or immediately following Closing, Purchaser will advance to the holders thereof solely for the account of Purchaser to cover obligations of the Purchaser after Closing the full amount of the prepaid deposits listed on the attached Schedule 3.8 to the extent that any such advance is a precondition to the refund of any such deposit to Seller.

     3.9 PURCHASE ORDERS. Schedule 3.9 is a true, correct and complete list of all of Seller's outstanding purchase orders to vendors relating to the business of the Centers. Seller agree to update Schedules 3.9 as of the Closing.

     3.10 CONTRACTS. Schedule 3.10 is a true, correct and complete list of each Written contract, agreement, lease, license, permit, governmental authority, note, guaranty, instrument or understanding (collectively, "Contract(s)") and of each oral Contract, to which Seller is a party in connection with the Seller's business affecting the operations of the Centers or by which any of the Subject Assets, or the Assumed Obligations are bound or affected. A true, correct and complete copy of each written Contract and a written description of each oral Contract has been delivered to Purchaser. All of such Contracts are in full force and effect and no party is in default or breach of any of such Contracts. Purchaser shall only assume the obligations under those contracts listed on
Schedule 1.3 which accrue for goods or services furnished after the Closing. Seller will promptly and fully satisfy and/or pay all Seller's Obligations.

     3.11 LITIGATION. Except as set disclosed on Schedule 3.11, there are no suits, actions, legal or administrative proceedings, arbitrations or governmental investigations of any nature whatsoever pending or, to the knowledge of Seller, threatened in connection with the Seller's business or the Subject Assets. Seller has not received any notice that Seller is the subject of any governmental investigation. Seller is not subject to any order, writ, injunction or decree of any court, or of any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with the business conducted at the Centers or the Subject Assets.

     3.12 INSURANCE. Schedule 3.12 is a true and correct list of all the policies of insurance covering the Seller's business at the Centers and Subject Assets presently in force, including as to each (i) risk insured against, (ii) name of carrier, (iii) policy number, (iv) amount of coverage, (v) expiration date and (vi) the property, if any, insured, indicating as to each whether it insures on an "occurrence" or a "claims made" basis. All of the insurance policies set forth on Schedule 3.12 are in full force and effect as of the Closing Date and all premiums, retention amounts and other related expenses due have been paid, and Seller have not received any notice of cancellation with respect to any of the policies. Seller has not been refused any insurance in connection with the business conducted at any of the Centers or the Subject Assets by any insurance carrier. To the knowledge of Seller, there are no circumstances existing which would enable any insurer to avoid liability under Seller's policies.

     3.13 EMPLOYEES. Schedule 3.13 contains a true and correct description of the following items with respect to each employee of Seller listed on such
Schedule: their full name as it appears on Seller's records, their date of hire, the nature of their duties, the amount of their compensation, the date and amount of their last increase in compensation, a description of any commitments to such employees, including any loans made to such employees.

     3.14 EMPLOYMENT MATTERS.

          (a) Except as identified on Schedule 3.14, Seller is not a party to, participant in, or bound by, any collective bargaining agreement, union contract, insurance, pension, profit sharing arrangement or material employment, bonus, deferred compensation, termination, severance or similar personnel arrangement, or any stock purchase, stock option or other stock plans or programs.

          (b) Seller has not received notice of any active, pending, or threatened administrative or judicial proceedings under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor

Standards Act, the Occupational Safety and Health Act, the National Labor Relations Act, or any other federal, state or local law (including common law), ordinance or regulation relating to employees of Seller with respect to the business of the Centers.

          (c) The relation of Seller with its employees is good and there are no pending or, to the knowledge of Seller, threatened labor difficulties.

     3.15 EMPLOYEE BENEFIT PLANS AND OTHER PLAN:

          (a) For purposes of this Section 3.15, the following definitions apply:

               (i) "Benefit Plan" means each deferred compensation, pension, profit-sharing and retirement plan, each plan, arrangement or policy for the provision of bonuses and/or severance benefits, each "employee benefit plan"(as defined in ERISA Section 3(3)) and each fringe benefit plan (including, without limitation, a hospitalization, insurance, stock option or stock purchase plan) that Seller maintains, contribute to, has liability with respect to, or has an obligation to contribute to;

               (ii) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985;

               (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (b) Seller has not directly or indirectly acted in any manner or incurred any obligation or liability, and will not directly or indirectly act in any manner in the future or incur any obligation or liability in the future with respect to any Benefit Plan which has or could give rise to any liens on any of the Subject Assets, or which could result in any liability or obligation to Purchaser, whether arising out of the establishment, operation, administration or termination of such Benefit Plan or the transactions contemplated by this Agreement.

          (c) Seller has timely provided or will timely provide all notices and any continuation of health benefit coverage (including, without limitation, medical and dental coverage) required to be provided to employees, former employees or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or, as applicable, COBRA to the extent such notices and continuation of health benefit coverage are required to be provided by reason of the events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement. To the extent required by COBRA, Seller will treat its employees (and their dependents and beneficiaries) as of the Closing Date as having incurred a "qualifying event" (within the meaning of ERISA Section 603 and, as applicable, Code Section 4980B(f)(3)) on the Closing Date. Seller will continue the health benefit coverage required by COBRA. Seller will periodically, upon request, provide Purchaser with evidence, to the satisfaction of Purchaser, of compliance with the above provision. Seller will indemnify and hold harmless Purchaser and its shareholders, directors, officers, employees and agents against, any costs, expenses, losses, damages and liabilities incurred or suffered by any of them, directly or indirectly, including, without limitation, reasonable legal fees and expenses, with respect to any failure of Seller to comply with the requirements of this Section 3.15 or COBRA.

     3.16 LICENSES. Each of the Centers have all necessary licenses and permits required by Federal, State and other governmental and health related agencies necessary to carry on its business and not licenses have been revoked, are under suspension or have been under suspension during the past five (5) years.

     3.17 CASUALTY OCCURRENCES. Except as otherwise set forth on Schedule 3.17, to the knowledge of Seller, there have been no occurrences during the last six
(6) years of alleged damages to persons or property involving the education services offered by Seller including, but not limited to, the educational services offered through the Centers.

     3.18 BUSINESS RELATIONS. Seller and Shareholder have no reason to believe that the customers 0f the business of the Centers will not continue to do business with Purchaser after the Closing at levels and on terms at least equal to those enjoyed by Seller.

     3.19 COMPLIANCE WITH LAW. Seller has complied with all laws, regulations, rules and orders of any governmental department or agency or any other commission, board, agency or instrumentality, federal, state or local, or other requirements of law affecting the Seller's business, the Subject Assets and the Assumed Obligations and is not in default under or in violation of any provision of any federal, state or local law, regulation, rule or order affecting the Business, nor does Seller require the consent of any governmental agency to this Agreement.

     3.20 LICENSES AND RIGHTS. Seller possesses all franchises, licenses, easements, permits and other authorizations from governmental or regulatory authorities (either domestic or foreign) and from all other persons or entities that are necessary to permit it to engage in the Seller's business as presently conducted in and at all locations of the Centers.

     3.21 ARTICLES OF INCORPORATION AND BYLAWS. True, accurate and complete copies of the Articles of Incorporation and Bylaws or similar charter documents of Seller, together with all amendments thereto, have been delivered to Purchaser or will be delivered within 48 hours from execution of this Agreement.

     3.22 BROKERAGE AND FINDER'S FEES. Seller has not incurred any liability to any broker, director or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement except to Jeff Kahn who is entitled to receive a fee from Seller after Closing and as to which Purchaser has no obligation.

     3.23 LEASES. Seller is not in default under any of the leases for the property located at the Centers, and all such leases are valid and binding obligations - of Seller.

     3.24 ENVIRONMENTAL MATTERS. Seller:

          (a) Has not caused or allowed the generation, treatment, storage, or, disposal of hazardous substances at any of the Centers except in accordance with local, state, and federal statutes and regulations;

          (b) Has not caused or allowed the release of any toxic or hazardous substance or substances onto, at, or near any of the Centers;

          (c) Is in compliance with all applicable permits, laws, rules, and regulations regarding the handling of hazardous substances located at or near the Centers as of the Closing Date;

          (d) Has not received inquiry or notice nor does it have any reason to suspect or believe it will receive inquiry or notice of any actual or potential proceedings, claims, or lawsuits arising in connection with the Subject Assets and/or out of its operations or business as conducted at the Centers;

          (e) Has not, nor has it ever been, subject to the release of any hazardous substance at any of the Centers; and

          (f) Is currently not operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order, or agreement, and/or corrective action decree, order or agreement issued or entered into under any federal, state or local statute, regulation or ordinance regarding the environment and/or health or safety in the workplace.

     3.25 MATERIAL MISSTATEMENTS OR OMISSION. No representations or warranties made by Seller in this Agreement or in any document, statement, certificate, schedule, chart, list, letter, compilation or other document furnished or to be furnished to Purchaser in connection with the transactions governed by this Agreement, contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements of fact contained therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser warrants and represents to Seller as follows:

     4.1 ORGANIZATION AND GOOD STANDING OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary.

     4.2 AUTHORITY PURCHASER. The execution, delivery and consummation of this Agreement by Purchaser has been authorized by the board of directors of Purchaser in accordance with all applicable laws and the Articles of Incorporation and Bylaws of Purchaser, and at the Closing Date no further corporate action will be necessary on the part of Purchaser to make this Agreement valid and binding on Purchaser and enforceable against Purchaser in accordance with its terms.

     4.3 EXECUTION, DELIVERY AND BINDING EFFECT. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally).

     4.4 BROKERAGE AND FINDER'S FEE. Neither Purchaser nor any shareholder, officer, director or agent of Purchaser has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

                                   ARTICLE V
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing
Date:

     5.1 The warranties and representations made herein by Seller to Purchaser, including, but not limited to those set forth in Article III, shall be true and correct on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Seller shall have performed and complied with all agreements and covenants contained herein on their part required to be performed or complied with on or prior to the Closing Date, including, but not limited to those set forth in Article VII.

     5.2 No investigation, proceeding or litigation, at law or in equity, by any government or regulatory commission, agency or other body or authority or by any other person, firm, corporation or other entity shall be pending on the Closing Date which challenges the consummation of the transactions contemplated by this Agreement or which claims damages against Purchaser or Seller as a result of the consummation of the transactions contemplated hereby, or which has a material adverse affect upon any of the operations of Seller related to the Centers or the Subject Assets.

     5.3 With respect to each of the Centers, Purchaser shall have received such approvals, consents, authorizations, waivers and permits from any person, necessary or appropriate in order to enable Purchaser to acquire the Subject Assets and operate the Centers in the manner provided herein without the imposition of any conditions which Purchaser might reasonably consider to be significant and adverse.

     5.4 All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all certificates, documents and instruments incidental thereto, shall be reasonably satisfactory in form and substance to Purchaser and its counsel and Purchaser shall have received copies of such documents and instruments as Purchaser and its counsel may reasonably request in connection with such transactions.

     5.5 There shall have been no material casualty or damage to or destruction of any of the Subject Assets.

     5.6 RECEIPT OF DOCUMENTS BY PURCHASER. Purchaser has received:

          (a) certified copies of resolutions duly adopted by the Board of Directors of both Seller approving this Agreement and the transactions contemplated under it;

          (b) Uniform Commercial Code Termination Statements and/or other documentation in form and substance satisfactory to Purchaser terminating any and all Liens that may affect any of the Subject Assets; and

          (c) Purchaser shall have received from Seller a certificate dated the Closing Date, in a form acceptable to Purchaser, certifying that the conditions set forth in Sections 5.1 through 5.5 have been fulfilled.

          (d) Opinion of counsel for Seller in a form substantially similar to the attached Schedule 5.6.

     5.7 INSTRUMENTS OF TRANSFER AND DELIVERY OF THE SUBJECT ASSETS. Seller shall have delivered to Purchaser good and sufficient instruments of transfer relating to the Subject Assets. The instruments of transfer shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

     5.8 .LEASE ASSIGNMENT. Purchaser shall have negotiated and entered into alternative leasing arrangements for each of the Centers no later than fifteen
(15) days following the mutual execution hereof, failing which Purchaser shall accept the approval of such landlord(s) to the assignment of the particular lease(s) to Purchaser without modification.

                                   ARTICLE VI
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing Date:

     6.1 No investigation, proceeding or litigation, at law or in equity, by any governmental or regulatory commission, agency or other body or authority or by any other person, firm, corporation or other entity shall be pending on the Closing Date which challenges the consummation of the transactions contemplated by this Agreement or which claims damages against Purchaser or Seller as a result of the consummation of the transactions contemplated hereby, or which adversely affects any of the operations of the Subject Assets.

     6.2 The warranties and representations made herein by Purchaser to Seller shall be true and correct on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser shall have performed and complied with all agreements and covenants contained herein on its part required to be performed or complied with on or prior to the Closing Date.

     6.3 All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all certificates, documents and instruments incidental thereto, shall be reasonably satisfactory in form and substance to Seller and its counsel and Seller shall have received copies of such documents and instruments as Seller and its counsel may reasonably request in connection with such transactions.

     6.4 The funding of the Seller Loan and the delivery to the Seller of good funds in the full amount thereof as follows:

          (a) One Hundred Fifty Thousand Dollars ($150,000) shall be immediately disbursed to Seller from the Client Trust Account at such time as (i) all UCC-1 Financing Statement liens covering any of the Subject Assets relating to the California Centers have been released or subordinated to the UCC-1 Financing Statement lien of Purchase (Purchaser's Lien) being given to secure the Seller Loan, with the exception of that certain UCC-1 Financing Statement filed on August 4, 1994 under filing number 1994159261 in favor of Allen and Elise Deddens (the "Deddens Lien"); and (ii) a first priority lien in favor of Purchaser has been recorded against the leasehold interest of Seller in and to the Newbury Park, California Center, also being given to secure the Seller Loan.

          (b) One Hundred Fifty Thousand Dollars ($150,000.00) shall be immediately disbursed to Seller from the Client Trust Account at such time as
(i) a first priority lien in favor of Purchaser has been recorded against the leasehold interest of Seller in and to the Lake Forest, California Center being given to secure the Seller Loan; and (ii) the Deddens Lien has been released or subordinated to Purchaser s Lien, which release or subordination, at the direction of Seller, may b accomplished by the disbursement of the required amount of Seller Loan funds from the Client Trust Account directly to the holders of the Deddens Lien.

                                  ARTICLE VII
                  CONDUCT OF SELLER'S BUSINESS PRIOR TO CLOSING

     The Seller covenants and agrees that, pending the Closing and except as Purchaser shall have otherwise consented thereto in writing:

     7.1 ORDINARY COURSE. The business of the Seller will be conducted only yin the ordinary course.

     7.2 NO NEW AGREEMENTS. No contract, agreement, obligation, lease, license or other commitment will be entered into or assumed by or on behalf of any Seller which relates to or affects the Centers, except for normal and ordinary contracts in the ordinary course of business.

     7.3 TAX RETURNS; COMPLIANCE. Seller shall duly and timely file all reports or returns required to be filed with federal, state, foreign, local and other authorities and will promptly pay all federal, state, foreign and local tax assessments and governmental charges lawfully levied or assessed upon it or its properties or upon any part thereof, except taxes or charges being contested in good faith by appropriate proceedings and for which adequate provision has been made and will duly observe and conform to all lawful requirements of any governmental authority relating to its properties or to the operation and conduct of its business and all covenants, terms and conditions upon or under which any of its properties are held.

     7.4 MAINTENANCE. All buildings, offices and other real property and all machinery, equipment, fixtures, motor vehicles (except as otherwise specified in the attached Schedule 1.1) and other property of the Seller will be kept and maintained in good operating condition, repair and working order, ordinary wear and tear excepted.

     7.5 INSURANCE. The Seller shall continue to maintain in full force and effect to and including the Closing Date(s) for all Centers, all policies of insurance now in effect, or renewals thereof or equivalent policies.

     7.6 NO SALES OR MERGERS. Seller shall not enter into any other Agreements to sell the Subject Assets or any or all of the Centers.

                                  ARTICLE VIII
                           SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES, INDEMNIFICATIONS

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of Purchaser, the representations and warranties of Seller contained in this Agreement or in any certificate, schedule, list, or other document furnished pursuant to this Agreement, will survive the Closing.

     8.2 .INDEMNIFICATION.

          (a) Seller covenants and agrees to indemnify, defend and hold harmless Purchaser,, its affiliates and its shareholders, directors, officers, employees and agents ("Purchaser Indemnities") from any and all costs, expenses, losses, damages and liabilities incurred or suffered, directly or indirectly, by any of them (including, without limitation, actual legal fees and expenses) arising out of, in connection with, resulting from or attributable to the following ("Indemnified Losses"): (a) the breach of, or misstatement in, any one or more of the representations or warranties of Seller made in or pursuant to this Agreement, (b) the breach of any one or more of the covenants of Seller made in or pursuant to this Agreement, (c) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of Seller made in or pursuant to this Agreement, and (d) any trade payables, obligations or liabilities of Seller of any nature whatsoever (whether accrued, absolute, contingent or otherwise), except the Assumed Obligations. All Indemnified Losses shall be payable on demand and without limiting Purchaser's other rights and remedies may be offset by Purchaser against any amount that might otherwise be payable by Purchaser to Seller.

          (b) Purchaser will indemnify and hold harmless the Seller in respect of, claims, losses, expenses, costs, obligations and liabilities they may incur by reason of Purchaser's breach of or failure to perform any of its warranties or covenants in this Agreement, or by reason of any act or omission of Purchaser, or any of its successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform, any obligation or liability of the Seller under any lease, contract, order, or other agreement to which it is a party or by which it is bound at the Closing Date, but only to the extent to which Purchaser expressly assumes these obligations, duties, and liabilities under this Agreement.

                                   ARTICLE IX
                                 NON-COMPETITION

     9.1 NON-COMPETITION AGREEMENT.

          (a) As a material inducement to Purchaser to enter into this Agreement, Seller agrees for itself and each of its respective subsidiaries and affiliates that for a period of five (5) years from and after the Closing Date for each of the Centers, it will not, directly or indirectly:

               (i) engage in, carry on or have any interest in a child care business in the Covenant Territory (as hereinafter defined);

               (ii) enter into, engage in, or be employed by or consult with any child care business in the Covenant Territory;

               (iii) induce any customers of the Centers to refuse to continue to use the services of the Centers.

As used herein, the term "Covenant Territory" shall mean a radius of three (3) miles on a straight line from each and every one of the Centers acquired pursuant to this Agreement, provided however that the Seller's existing child care facilities and the following additional locations which are under consideration for future development as child care centers are exempt from this non-competition provision:

                              Foothills Ranch (Lake Forest, CA) -described as Pad A in the Towne Center, located at the South East corner of Towne Center Drive and Alton Parkway.

                              Denver Tech Center in Denver, CO. on South
                              Yosemite Blvd, between East Belleview Avenue and DCT Parkway.

The parties acknowledge that the length of time pertaining to all prohibitions in this Section are reasonable and necessary for the legitimate protection of Purchaser's business and interests.

          (b) Seller expressly agrees and understand that the remedy at law for any breach by Seller of this Article IX will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon violation or threatened violation of this Article IX, Purchaser will be entitled, among other remedies, to immediate injunctive relief and may obtain a temporary restraining order and injunction restraining any breach or threatened breach without the necessity of posting bond. Nothing contained herein will be deemed to limit Purchaser's remedies at law or in equity for any breach by Seller of any of the provisions of this Agreement.

          (c) In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in this Section 9.1 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

          (d) In the event that Seller violates any provision of this Section
9.1 as to which there is a specific time period during which Seller is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the violation until the violation ceases.

     9.2 DISCLOSURE OF CONFIDENTIAL INFORMATION. From and after the Closing Date, Seller, agrees not to disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, in competition with, or harmful to the interests of, Purchaser, any information (written or oral), documents, lists or other data of or respecting any aspect of the Subject Assets, the Assumed Obligations or the business of the Centers, except as (a) may otherwise be in the public domain; (b) may be necessary for tax filing and/or reporting purposes; or (c) may otherwise be required by law.

                                   ARTICLE X
                                     NOTICES

     All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a facsimile transmission with a confirmed transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) when accompanied by facsimile transmission as follows:

                  To Purchaser:             Imagination Plus
                                            Child Development Center, Inc.
                                            6043 Tampa Avenue
                                            Tarzana, CA 91356
                                            Attention:  Myron Lieberman
                                                        Chairman of the Board
                                            Facsimile No.: (818) 708-1944


                  With a copy to:           Buchalter, Nemer, Fields & Younger
                                            Suite 2400
                                            601 South Figueroa Street
                                            Los Angeles, California 90017
                                            Attention: Michael Wachtell, Esq.
                                            Facsimile No.: (213) 896-0400

                  To Seller:                Children's Wonderland, Inc.
                                            28310 Roadside Drive, Suite 220
                                            Agoura, CA 91301
                                            Attention:  Debby S. Bitticks
                                                        Chief Executive Officer
                                            Facsimile No.: (818) 865-8107

                                            Gerald M. Chizever, Esq.
                                            Richman, Lawrence, Mann, Greene,
                                               Chizever, Friedman & Phillips
                                            9601 Wilshire Boulevard Penthouse
                                            Beverly Hills, California 90210
                                            Facsimile No.: (310) 274-2831


                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 TERMINATION OF AGREEMENT. Certain of the parties herein may terminate this Agreement as provided below:

               (i) the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the particular Closing (A) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, (B) if the particular Closing shall not have occurred on or before October 1, 1997, by reason of the failure of any condition precedent or conduct of Seller prior to Closing under Articles V and VII hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant in any material respect contained in this Agreement or failing to use its reasonable best efforts to satisfy the conditions precedent set forth in Article V hereof); and

               (iii) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing in the event the Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, or by reason of the failure of any condition precedent under Article VI hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant in any material respect contained in this Agreement).

If any party herein terminates this Agreement pursuant to this Section 11.1, all rights and obligations of the parties hereunder shall terminate without any liability of any party, except for any liability of any party then in breach and Seller's obligations under the Seller Loan will be deemed accelerated and mature as of the termination date. Further, as of such termination date, all funds held by Purchaser's attorneys may be returned to Purchaser.

     11.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document.

     11.3 CAPTIONS AND SECTION HEADINGS. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

     11.4 WAIVERS. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived in writing by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

     11.5 AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS. Each of the parties agrees to cooperate in the effectuation of the transactions contemplated under this Agreement and to execute any and all additional documents and take such additional action as is reasonably necessary or appropriate for such purposes.

     11.6 ENTIRE AGREEMENT. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between the parties hereto regarding the subject matter hereof and supersedes all previous agreements. There are no verbal agreements, representations, warranties, undertakings or agreements between the parties. This Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

     11.7 .GOVERNING LAW. This Agreement, the construction, interpretation and enforcement thereof and the rights of the parties thereto shall be determined under, governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.

     11.8 ASSIGNMENT, THIRD PARTIES, BINDING EFFECT. The rights of Seller under this Agreement are not assignable nor are their duties delegable without the prior written consent of Purchaser, and any attempted assignment or delegation without such consent will be null and void. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser and Seller, and their respective successors and permitted assigns.

     11.9 EXPENSES. Each party will bear their own respective expenses, including, without limitation, legal and accounting fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

     11.10 DISPUTE RESOLUTION AND JURY TRIAL WAIVER. If any legal action is brought for the enforcement of this Agreement or any provision hereof, or because of any alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY SUCH ACTION.

     11.11 REMEDIES NOT EXCLUSIVE. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Purchaser, Seller or Shareholders will not constitute a waiver of the right to pursue other available remedies.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                   "PURCHASER"

                                   IMAGINATION PLUS CHILD
                                   DEVELOPMENT, INC.

                                   By: /s/
                                      ------------------------------------------
                                      Myron Lieberman, Chairman of the Board

                                   "SELLER"

                                   CHILDREN'S WONDERLAND, INC.

                                   By: /s/
                                      ------------------------------------------
                                      Debby S. Bitticks, Chief Exec. Officer 2

                                  SCHEDULE A-1

                           CHILDREN'S WONDERLAND, INC.
                               CALIFORNIA CENTERS

LOCATION

21772 Lake Forest Drive
Lake Forest, CA

107 Tear Drop Court
Newbury Park, CA

                                  SCHEDULE A-2

                           CHILDREN'S WONDERLAND, INC.
                       COLORADO SUMMARY LEASE INFORMATION

All leases are on a triple net basis.


               LOCATION         SIZE                    LEASE                       RENT
                              (SQ. FT.)                 TERM                      PER MONTH

6TH & CHAMBERS                  6,400       2/1/95 through 1/31/00; 2 five    2/1/97: $4,117.33
15250 E. 6th Ave.                           year options                      2/1/98: $4,320.00
Aurora, CO  80211                                                             2/1/99: $4,533.33

WESTMINSTER                     5,320       4/1/95 through 3/31/01; 2 six     4/1/97: $2,394.00
9102 W. 88th Ave.                           year options                      4/1/99: $2,584.63
Westminster, CO  80005

IRONTON                         6,000       2/1/95 through 1/31/00; 2 five    $2,100; no discussion
1400 Ironton St.                            year options                      of CPI increase
Aurora, CO  80010

TOWER RD.                       3,680       2/1/95 through 4/30/99; 2 five    5/1/97: $2,606.67
18707 E. Hampden Ave.                       year options                      5/1/98: $2,760.00
Aurora, CO  80013

EDGEWATER                       4,800       12/1/95 through 11/31/03; 1       $3,133.88 with annual
5207 W. 26th St.                            five year option                  CPI increases not to
Edgewater, CO  80214                                                          exceed 5% in any one
                                                                              year.
WESTGATE                        5,012       2/1/95 through 1/31/00; no        2/1/95: $2,923.67
3225 S. Wadsworth                           options.                          8/1/97: $3,341.33
Lakewood, CO  80227


     The following is a list briefly identifying the contents of the Schedules omitted from this EXHIBIT 2.1. The Registrant agrees to furnish supplementally a copy of any omitted Schedules to the Commission upon its request.

SCHEDULE 1.1:          Personal Property, Inventory and Equipment at the Centers

SCHEDULE 1.2:          Excluded Assets

SCHEDULE 1.3:          Assumed Obligations

SCHEDULE 3.9:          Outstanding Purchase Orders

SCHEDULE 3.10:         Contracts

SCHEDULE 3.11:         Litigation

SCHEDULE 3.12:         Insurance

SCHEDULE 3.13:         Employee Information

SCHEDULE 3.14:         Employment Bargaining or Other Agreements